EX-16.4.a
April 22, 2013

Board of Trustees
Nationwide Mutual Funds
1000 Continental Drive, Suite 400
King of Prussia, Pennsylvania 19406

Board of Trustees
The Advisors’ Inner Circle Fund
One Freedom Valley Drive
Oaks, Pennsylvania 19456

Re:
Agreement and Plan of Reorganization (“Agreement”), made as of the 4th day of April 2013, by and between the Nationwide Mutual Funds (the “NMF Trust”), a statutory trust created under the laws of the State of Delaware, on behalf of the Nationwide Core Plus Bond Fund, (hereinafter the “Acquiring Fund”), a series of the NMF Trust, and The Advisors’ Inner Circle Fund (the “AIC Trust”), a business trust created under the laws of the Commonwealth of Massachusetts, on behalf of the TS&W Fixed Income Portfolio (hereinafter the “Target Fund”), a series of the AIC Trust.

Ladies and Gentleman:
You have requested our opinion concerning certain federal income tax consequences of the reorganization of the Target Fund into the Acquiring Fund (the “Reorganization”), which will consist of: (i) the acquisition by the NMF Trust on behalf of the Acquiring Fund of all of the property, assets and goodwill of the Target Fund in exchange for both Institutional Class shares of beneficial interest, without par value, of the Acquiring Fund (“Acquiring Fund Shares”) and the assumption by the NMF Trust on behalf of the Acquiring Fund of all of the Liabilities of the Target Fund; (ii) the distribution of the Acquiring Fund Shares to the holders of the shares of the Target Fund (the “Target Fund Shares”) according to their respective interests in complete liquidation of the Target Fund; and (iii) the dissolution of the Target Fund as soon as practicable after the Closing, all upon and subject to the terms and conditions of the Agreement.

Board of Trustees, Nationwide Mutual Funds
Board of Trustees, The Advisors’ Inner Circle Fund
April 22, 2013

The Acquiring Fund is a shell series, without assets or liabilities, created for the purpose of acquiring the assets and liabilities of the Target Fund.  Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Agreement.

In rendering our opinion, we have reviewed and relied upon:  (a) a copy of the executed Agreement, dated April 4, 2013; (b) the combined proxy statement/prospectus provided to shareholders of the Target Fund in connection with a special meeting of the shareholders held on April 4, 2013; (c) certain representations concerning the Reorganization made to us by the Acquiring Fund and the Target Fund, in letters dated April 22, 2013 (the “Representation Letters”); (d) all other documents, financial and other reports and corporate minutes we deemed relevant or appropriate; and (e) such statutes, regulations, rulings and decisions as we deemed material in rendering this opinion.

For purposes of this opinion, we have assumed that the Target Fund on the Closing Date of the Reorganization satisfies, and immediately following the Closing Date of the Reorganization, the Acquiring Fund will continue to satisfy, the requirements of Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”), for qualification as regulated investment companies.

Based on the foregoing, and provided the Reorganization is carried out in accordance with the applicable laws of the State of Delaware and Commonwealth of Massachusetts, the terms of the Agreement and the statements in the Representation Letters for the Target Fund and Acquiring Fund, it is our opinion that for federal income tax purposes:

(1)           The acquisition by the Acquiring Fund of all of the assets of the Target Fund, as provided for in the Agreement, in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund, followed by the distribution by the Target Fund to its shareholders of the Acquiring Fund Shares in complete liquidation of the Target Fund, will qualify as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, and the Target Fund and the Acquiring Fund each will be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

(2)           No gain or loss will be recognized by the Target Fund upon the transfer of all of its assets to, and assumption of all of its liabilities by, the Acquiring Fund in exchange solely for Acquiring Fund Shares pursuant to Section 361(a) and Section 357(a) of the Code.

(3)           No gain or loss will be recognized by the Acquiring Fund upon the receipt by it of all of the assets of the Target Fund in exchange solely for Acquiring Fund Shares and the assumption by the Acquiring Fund of all of the liabilities of the Target Fund pursuant to Section 1032(a) of the Code.

Board of Trustees, Nationwide Mutual Funds
Board of Trustees, The Advisors’ Inner Circle Fund
April 22, 2013

(4)           No gain or loss will be recognized by the Target Fund upon the distribution of the Acquiring Fund Shares by the Target Fund to its shareholders in complete liquidation (in pursuance of the Agreement) pursuant to Section 361(c)(1) of the Code.

(5)           The tax basis of the assets of the Target Fund received by the Acquiring Fund will be the same as the tax basis of such assets in the hands of the Target Fund immediately prior to the transfer pursuant to Section 362(b) of the Code.

(6)           The holding periods of the assets of the Target Fund in the hands of the Acquiring Fund will include the periods during which such assets were held by the Target Fund pursuant to Section 1223(2) of the Code.

(7)           No gain or loss will be recognized by the shareholders of the Target Fund upon the exchange of all of their Target Fund Shares solely for the Acquiring Fund Shares (including fractional shares to which they may be entitled) pursuant to Section 354(a) of the Code.

(8)           The aggregate tax basis of the Acquiring Fund Shares received by a shareholder of the Target Fund (including fractional shares to which the shareholder may be entitled) will be the same as the aggregate tax basis of the Target Fund Shares exchanged therefor pursuant to Section 358(a)(1) of the Code.

(9)           The holding period of the Acquiring Fund Shares received by a shareholder of the Target Fund (including fractional shares to which the shareholder may be entitled) will include the holding period of the Target Fund Shares exchanged therefor, provided that the shareholder held the Target Fund Shares as a capital asset on the date of the exchange pursuant to Section 1223(1) of the Code.

(10)           The Acquiring Fund will succeed to and take into account the items of the Target Fund described in Section 381(c) of the Code.

Our opinion is based upon the Code, the applicable Income Tax Regulations, the present positions of the Internal Revenue Service (the “Service”) as are set forth in published revenue rulings and revenue procedures, present administrative positions of the Service, and existing judicial decisions, all of which are subject to change either prospectively or retroactively.  We do not undertake to make any continuing analysis of the facts or relevant law following the date of the Reorganization.

Our opinion is conditioned upon the performance by the NMF Trust, on behalf of the Acquiring Fund, and the AIC Trust, on behalf of the Target Fund, of their respective undertakings in the Agreement and the Representation Letters. Our opinion is limited to the federal income tax consequences of the Reorganization set forth above, and we express no other opinion to any party as to the tax consequences, whether federal, state, local or foreign, with

Board of Trustees, Nationwide Mutual Funds
Board of Trustees, The Advisors’ Inner Circle Fund
April 22, 2013

respect to (i) any other transaction or (ii) the effect, if any, of the Reorganization on any transaction not consummated in accordance with the Agreement and/or the effect, if any, of any such other transaction on the Reorganization.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement of the Acquiring Fund on Form N-14, and any amendments thereto, covering the registration of Acquiring Fund Shares under the Securities Act of 1933, as amended, to be issued in the Reorganization.

Very truly yours,

/s/ Stradley Ronon Stevens & Young, LLP

STRADLEY RONON STEVENS & YOUNG, LLP